Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Distributed Energy Systems Corp. of our report dated May 22, 2003 relating to the financial statements of Northern Power Systems, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

September 4, 2003